-------------------------------------------------------------------------------
                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      ----------

                                      Form 8-K/A

                             AMENDMENT TO CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


           DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  July 25, 1997

                                      ----------

                                 MORGAN PRODUCTS LTD.
                  (Exact Name of Registrant as Specified in Charter)


                 Delaware                                 06-1095650
       (State or Other Jurisdiction                    (I.R.S. Employer
            of Incorporation)                         Identification No.)


                            Commission File Number 1-9843

                   469 McLaws Circle, Williamsburg, Virginia  23185
                (Address of Principal Executive Offices)   (Zip Code)


                                    (757) 564-1700
                 (Registrant's telephone number, including area code)

                                      ----------
-------------------------------------------------------------------------------

     The undersigned registrant hereby amends the following items of its Current Report on Form 8-K filed August 8, 1997.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits

    In accordance with Item 7 of the registrant's Current Report on Form 8-K filed August 8, 1997, the registrant appends to the Form 8-K the following financial statements and pro forma financial information:

    (a)  Financial Statements of Business Acquired.

         The following financial statements of Wahlfeld Manufacturing Company are attached hereto as Appendix A:

         1.   Report of Independent Accountants

         2.   Balance Sheets at December 31, 1996 and June 30, 1997 (unaudited)

         3. Statements of Operations for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 (unaudited)

         4. Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited)

         5. Statements of Cash Flows for the year ended December 31, 1996 and the six months ended June 30, 1996 and 19976 (unaudited)

         6.   Summary of Significant Accounting Policies

         7.   Notes to Financial Statements

    (b)  Pro Forma Financial  Information.

         The following combined pro forma financial information is attached hereto as Appendix B:

         1. Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996

         2. Unaudited Pro Forma Combined Statement of Operations for the six months ended July 5, 1997

         3.   Unaudited Pro Forma Combined Balance Sheet at July 5, 1997

         4.   Notes to Unaudited Pro Forma Combined Financial Statements.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


                                    MORAN PRODUCTS LTD.



                                    By: /s/ Mitchell J. Lahr
                                        ----------------------------------
                                            Mitchell J. Lahr
                                            Vice President and Chief Financial
                                              Officer




DATE:  October 7, 1997

                                                                      Appendix A


                               TABLE OF CONTENTS

                                                                           PAGE

INDEPENDENT AUDITOR'S REPORT..............................................   1

FINANCIAL STATEMENTS

   Balance Sheets.........................................................   2
   Statements of Operations...............................................   4
   Statements of Stockholders' Equity (Deficit)...........................   5
   Statements of Cash Flows...............................................   6

   Summary of Significant Accounting Policies.............................   7

   Notes to Financial Statements..........................................   9

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Wahlfeld Manufacturing Company
Peoria, Illinois

    We have audited the accompanying balance sheet of Wahlfeld Manufacturing Company as of December 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wahlfeld Manufacturing Company as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming Wahlfeld Manufacturing Company will continue as a going concern. As discussed in Note 11 to the financial statements, Wahlfeld Manufacturing Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Clifton Gunderson L.L.C.

Peoria, Illinois
March 12, 1997

                         WAHLFELD MANUFACTURING COMPANY
                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,          JUNE 30,
                                                                        1996                1997
                                                                    ------------        ------------
                                                                                         (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents........................................     $44,039          $  130,773
  Accounts receivable:
    Trade, less allowance for doubtful accounts of
      $128,244 at December 31, 1996 and $102,267
      at June 30, 1997.............................................   1,690,960           1,701,989
    Officers and employees.........................................      34,204              17,450
    Insurance claim................................................      25,620                  --
  Notes receivable from stockholders, current maturities...........     140,500                  --
  Inventories......................................................     648,279             603,258
  Prepaid expenses.................................................      27,039              52,769
                                                                    ------------        ------------
      Total current assets.........................................   2,610,641           2,506,239
                                                                    ------------        ------------
                                                                    ------------        ------------
LONG-TERM RECEIVABLES
  Notes receivable from shareholders,
    less current maturities above..................................      15,500                  --
                                                                    ------------        ------------
PROPERTY AND EQUIPMENT
  Land and land improvements.......................................     225,624             225,624
  Buildings and improvements.......................................   2,583,674           2,583,674
  Machinery and equipment..........................................     726,822             726,822
  Autos and trucks.................................................     290,319             269,056
  Office furniture and equipment...................................     731,892             731,892
                                                                    ------------        ------------
      Total, at cost...............................................   4,558,331           4,537,068
  Less accumulated depreciation....................................   3,268,573           3,341,429
                                                                    ------------        ------------
      Total property and equipment.................................   1,289,758           1,195,639
                                                                    ------------        ------------
OTHER ASSETS
  Security deposit.................................................      16,667              16,667
                                                                    ------------        ------------
TOTAL ASSETS.......................................................  $3,932,566          $3,718,545
                                                                    ------------        ------------
                                                                    ------------        ------------

                                       2

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                    DECEMBER 31,          JUNE 30,
                                                                        1996                1997
                                                                    ------------        ------------
                                                                                         (UNAUDITED)
CURRENT LIABILITIES
 Accounts payable--trade...........................................  $1,303,294        $  1,082,915
 Customer deposit..................................................      --                  90,576
 Note payable......................................................   1,644,873           2,476,330
 Current maturities of obligations under capital leases............      73,175              73,175
 Accrued liabilities:
  Salaries, wages, and vacations...................................     107,333              95,275
  Property taxes...................................................     114,000             116,250
  Interest.........................................................      28,578              22,302
  Other............................................................          --               5,301
                                                                    ------------        ------------
    Total current liabilities......................................   3,271,253           3,962,124
                                                                    ------------        ------------
LONG-TERM LIABILITIES
 Security deposits.................................................      18,084              18,084
 Notes payable to shareholders.....................................     196,500             196,500
 Obligations under capital leases, less current maturities above...      76,664              40,433
                                                                    ------------        ------------
    Total long-term liabilities....................................     291,248             255,017
                                                                    ------------        ------------
    Total liabilities..............................................   3,562,501           4,217,141
                                                                    ------------        ------------
STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, $100 par value; 4,000 shares authorized and issued,
   of which 400 donated shares were held in treasury each year.....     400,000             400,000
 Accumulated deficit...............................................     (29,935)           (898,596)
                                                                    ------------        ------------
Total stockholders' equity (deficit)...............................     370,065            (498,596)
                                                                    ------------        ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)...........  $3,932,566          $3,718,545
                                                                    ------------        ------------

       These financial statments should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                         WAHLFELD MANUFACTURING COMPANY
                            STATEMENTS OF OPERATIONS

                                                                                            SIX MONTHS ENDED
                                                                         YEAR ENDED             JUNE 30,
                                                                        DECEMBER 31,   ---------------------------
                                                                            1996           1997          1996
                                                                        -------------  ------------  -------------
                                                                                               (UNAUDITED)
NET SALES.............................................................  $  22,663,643  $  8,538,990  $   9,925,000

COST OF SALES.........................................................     18,181,269     7,084,547      8,101,341
                                                                        -------------  ------------  -------------
    Gross profit......................................................      4,482,374     1,454,443      1,823,659
                                                                        -------------  ------------  -------------
OPERATING EXPENSES
  Warehouse...........................................................      1,340,986       655,538        647,893
  Selling.............................................................      1,455,563       632,932        766,964
  General and administrative..........................................      1,514,109       760,530        756,347
  Delivery............................................................        657,912       270,157        301,293
                                                                        -------------  ------------  -------------
    Total operating expenses..........................................      4,968,570     2,319,157      2,472,497
                                                                        -------------  ------------  -------------
    Loss from operations..............................................       (486,196)     (864,714)      (648,838)

OTHER INCOME (EXPENSE)
  Interest expense....................................................       (284,764)     (132,724)      (138,527)
  Interest income.....................................................         21,651         1,610         10,505
  Rental income.......................................................        192,749       133,009         93,954
  Rental expense......................................................        (41,778)      (21,545)       (20,640)
  Gain on sale of equipment...........................................         10,773         1,310          8,165
  Other...............................................................         (6,743)       14,393            642
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------
    Loss before income taxes..........................................       (594,308)     (868,661)      (694,739)

PROVISION FOR INCOME TAXES............................................        329,341       --             329,341
                                                                        -------------  ------------  -------------
NET LOSS..............................................................  $    (923,649) $   (868,661) $  (1,024,080)
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

       These financial statements should be read only in connection with the accompanying summary significant accounting policies
                       and notes to financial statements.

                         WAHLFELD MANUFACTURING COMPANY
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              RETAINED       TOTAL
                                                        COMMON STOCK          EARNINGS    STOCKHOLDERS'
                                                   -----------------------  (ACCUMULATED     EQUITY
                                                     SHARES       AMOUNT      DEFICIT)     (DEFICIT)
                                                   -----------  ----------  ------------  ------------
BALANCE, DECEMBER 31,
  1995..........................................        4,000   $  400,000    $  893,714   $  1,293,714
  Net loss......................................          --         --         (923,649)      (923,649)
                                                        -----   ----------   ------------  -------------
BALANCE, DECEMBER 31,
  1996..........................................        4,000      400,000       (29,935)       370,065
  Net loss (unaudited)..........................          --         --         (868,661)      (868,661)
                                                        -----   ----------  -------------  -------------
BALANCE, JUNE 30, 1997
  (Unaudited)...................................        4,000   $  400,000   $  (898,596)   $  (498,596)
                                                        -----   ----------  -------------  -------------
                                                        -----   ----------  -------------  -------------


            These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                                                        WAHLFELD MANUFACTURING COMPANY
                                                           STATEMENTS OF CASH FLOWS


                                                                                            SIX MONTHS ENDED
                                                                          YEAR ENDED            JUNE 30,
                                                                         DECEMBER 31,  --------------------------
                                                                             1996         1997          1996
                                                                         ------------  -----------  -------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.............................................................   $ (923,649)  $  (868,661) $  (1,024,080)
  Adjustments to reconcile net loss to net cash
    provided by (used in)operating activities:
    Provision for bad debts............................................       68,709        28,161         40,686
    Depreciation.......................................................      190,670        93,728         93,749
    Gain on sale or disposal of equipment..............................       (1,966)       (1,310)        (8,165)
    Deferred income taxes..............................................      333,300           --         333,300
    Effects of changes in operating assets and liabilities:
      Accounts receivable..............................................     (281,174)        3,184       (637,641)
      Inventories......................................................      701,933        45,021        430,046
      Prepaid expenses.................................................       (9,793)      (25,730)        (9,198)
      Accounts payable - trade.........................................      149,247      (220,379)       204,710
      Customer deposit.................................................         --          90,576           --
      Accrued liabilities..............................................      (34,200)      (10,783)       (12,789)
      Income taxes payable.............................................       (3,959)         --           (3,959)
                                                                         ------------  -----------  -------------
        Net cash provided by (used in) operating
          activities...................................................      189,118      (866,193)      (593,341)
                                                                         ------------  -----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Collections on notes receivable--shareholders........................         --         156,000           --
  Purchases of property and equipment..................................      (43,142)         --           (7,304)
  Proceeds from sale of equipment......................................       34,975         1,701         20,250
                                                                         ------------  -----------  -------------
        Net cash provided by (used in) investing
          activities...................................................       (8,167)      157,701         12,946
                                                                         ------------  -----------  -------------
                                                                         ------------  -----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) under revolving line-of-
    credit agreement...................................................     (162,694)      831,457        623,418
  Net increase in security deposits....................................        2,501         --              --
  Principal payments on obligations under capital leases...............      (77,842)      (36,231)       (38,384)
                                                                         ------------  -----------  -------------
        Net cash provided by (used in) financing
          activities...................................................     (238,035)      795,226        585,034
                                                                         ------------  -----------  -------------
                                                                         ------------  -----------  -------------


NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                (57,084)       86,734          4,639

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                                    101,123        44,039        101,123
                                                                         -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $    44,039   $   130,773   $    105,762
                                                                         ------------  -----------  -------------
                                                                         ------------  -----------  -------------


         These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                         WAHLFELD MANUFACTURING COMPANY
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Wahlfeld Manufacturing Company was incorporated on April 20, 1893 in the state of Illinois. The Company's principal business activity is the distribution of millwork and other building materials, principally windows and doors. The Company grants credit on sales of its millwork and other building materials, which are sold primarily to retail stores and contractors located in the upper Midwestern United States. The Company's fiscal year ends on December 31. Significant accounting policies followed by the Company are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

    Inventories are stated on the basis of the last-in, first-out (LIFO) method of valuation. This method was adopted as of January 1, 1969. If the first-in, first-out (FIFO) method had been in use during 1996, inventories would have been $1,671,469 higher than reported at December 31, 1996.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Depreciation expense is computed using both straight-line and accelerated methods over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized during that period. The cost of maintenance and repairs is charged against income as incurred; significant renewals and betterments are capitalized.

    Depreciation expense for the year ended December 31, 1996 was $190,670.

    The Company uses the same method of depreciation for tax and reporting purposes except for depreciation expense with respect to property and equipment acquired after December 31, 1980. Depreciation on items purchased after December 31, 1980 is computed using prescribed statutory methods and lives for tax purposes.

                         WAHLFELD MANUFACTURING COMPANY
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

    Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

UNAUDITED INTERIM STATEMENTS

    The interim financial information included herein is unaudited; however, the information reflects all adjustments that are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations, and cash flows for the interim periods.







This information is an integral part of the accompanying financial statements.

                         WAHLFELD MANUFACTURING COMPANY
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT CONCENTRATION OF CREDIT RISK

    A majority of the Company's business activity is with customers located in the upper Midwestern United States. The Company sells a substantial portion of its products to two unrelated customers. During 1996, sales to these two customers represented 31.0 percent of total gross sales. At December 31, 1996, amounts due from these customers included in accounts receivable--trade represent 30.4 percent of the balance.

    The Company also purchases a substantial portion of its inventory from two unrelated vendors. During 1996, purchases from these vendors represented 78.0 percent of cost of sales. At December 31, 1996, amounts payable to these vendors included in accounts payable--trade represent 63.7 percent of the balance.

NOTE 2--NOTES RECEIVABLE FROM AND PAYABLE TO SHAREHOLDERS

    The note receivable from shareholder is unsecured and noninterest bearing. Of the $156,000, $140,500 is reflected as a current asset based upon expected collections during 1997.

    The Company has the following notes payable to shareholders:

                                                                    DECEMBER 31,
                                                                        1996
                                                                     ----------
Unsecured note bearing interest at 2.50 percent above
prime at December 31, 1996. The note matures on January 1, 1998.     $   78,500

Three unsecured notes for $34,000 each bearing interest
at 2.25 percent above prime at December 31, 1996. The
notes mature on June 15, 1998, July 28, 2000, and
December 18, 2004, respectively.                                        102,000

Unsecured note for $16,000 bearing interest at 2.25
percent above prime at December 31, 1996. The note
matures on April 20, 2003.                                               16,000
                                                                     -----------

Total notes payable to shareholders                                      196,500

Less current portion                                                        --

Long-term portion                                                      $ 196,500
                                                                     ===========

    All notes payable to shareholders are subordinate to the Company's indebtedness to Marine Midland Bank.

NOTE 3--INVENTORIES

    Inventories consist of the following at December 31:

                                                                 DECEMBER 31,
                                                                     1996
                                                                 ------------

Inventories--FIFO...............................................  $ 2,319,748

Excess of FIFO cost over LIFO inventory values.................    (1,671,469)
                                                                  -----------

Total inventories...............................................  $   648,279
                                                                  -----------
                                                                  -----------

    The liquidation of LIFO inventory had a net effect of reducing cost of sales by approximately $855,000 more than cost of sales would have been if the inventory were reinstated under the Company's normal pricing convention.

NOTE 4--NOTE PAYABLE

    Note payable is summarized as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------

The note payable is a revolving line of credit with
Marine Midland Bank in the amount of $3,400,000 at
December 31, 1996. The line of credit bears interest at
2.50 percent above the prime index rate at December 31,
1996. The prime index rate was 8.25 percent at December 31,
1996. The line of credit matures June 30, 1997.
Outstanding borrowings on the line of credit at
December 31 are:                                              $  1,644,873
                                                              ============

    The Company's established revolving line of credit with Marine Midland Bank of Chicago, Illinois is secured by substantially all the Company's business assets including receivables, inventories and real estate, and is personally guaranteed by two shareholders of the Company.

    The loan agreement with Marine Midland Bank contains various covenants pertaining to maintenance of a minimum tangible net worth plus subordinated debt, minimum current ratio, minimum cash flow coverage, and minimum tangible net worth to total liabilities ratio. The loan agreement also contains covenants limiting the amount of annual capital expenditures and new annual lease/rental commitments, officers/shareholders annual compensation, loans/ advances to officers/employees, and acquisitions of additional debt used for capital expenditures. At December 31, 1996, the Company was not in compliance with the loan covenant requirements. Under the terms of the loan agreement, the bank may call the loan if the Company is in violation of any covenants. A letter of approval was received from Marine Midland Bank waiving the loan covenant requirements that were not in compliance for fiscal year 1996. The loan agreement restricts payment of dividends.

NOTE 5--OBLIGATIONS UNDER CAPITAL LEASES

    The Company is the lessee of various equipment under capital leases expiring in various years through January 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1996.

                                                               DECEMBER 31,
                                                                   1996
                                                               ------------

Total present value of minimum lease payments................  $    149,839

Less current portion..........................................       73,175
                                                               ------------

Long-term portion.............................................   $   76,664
                                                               ------------
                                                               ------------


    Following is a summary of property held under capital leases:

                                                                DECEMBER 31,
                                                                    1996
                                                                ------------

Machinery and equipment........................................   $   63,041
Autos and trucks...............................................       72,642
Office furniture and equipment.................................      199,913
                                                                ------------
     Total, at cost............................................      335,596
Less accumulated depreciation..................................     (137,479)
                                                                ------------
Total..........................................................   $  198,117
                                                                ------------
                                                                ------------

NOTE 6--INCOME TAXES

    No net deferred tax asset is included in the accompanying balance sheet at December 31, 1996. During 1996, the Company reduced its net deferred tax assets to zero reflecting the uncertainty of future operations resulting in taxable income which would allow the Company to utilize its net operating losses.

    The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                               DECEMBER 31,
                                                                   1996
                                                               ------------
Deferred tax assets:
  Allowance for doubtful accounts...........................   $     49,700
  Inventory reserve...........................................       13,550
  Capitalized inventory costs.................................       17,975
  Nondeductible accrued vacations.............................       16,575
  Net operating loss carryforwards............................      778,675
  Contribution carryforwards..................................        5,850
  Alternative minimum tax credit carryforwards................          725
  State replacement and income tax credits....................        3,950
                                                               ------------
                                                                    887,000
  Valuation allowance for deferred tax assets................      (881,250)
                                                               ------------

    Total deferred tax assets................................        5,750

Deferred tax liabilities:
  Tax over financial statement depreciation..................       (5,750)
                                                               ------------

Net deferred tax assets.....................................   $      --
                                                               ------------
                                                               ------------


    At December 31, 1996, the Company has carryforwards available to offset future years' taxable income and income taxes as follows:

                                                        AMOUNT       EXPIRATION
                                                     ------------  --------------

Federal net operating loss carryforwards...........  $  2,009,036   2008 to 2011
Contribution carryforwards.........................        15,118   1997 to 2001
Alternative minimum tax credits....................           725   None
State net operating loss carryforwards.............     2,010,584   2008 to 2011
State replacement tax credits......................         2,850   1997 to 2001
State income tax credits...........................         3,125   1997 to 2001

    The Company's provision for income taxes differs from the tax that would result from applying statutory federal tax rates to the loss before income taxes primarily because of the change in valuation allowance ($551,450 in 1996).

    The provision for income taxes consists of the following components:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------

Current credit for income taxes............................   $     (3,959)
Deferred provision for income taxes........................        333,300
                                                              ------------

Total provision for income taxes...........................   $    329,341
                                                              ------------
                                                              ------------

NOTE 7--EMPLOYEE BENEFIT PLAN

    The Company maintains a 401(k) pension and profit sharing plan available to all full time employees over 21 years of age. The pension plan calls for voluntary contributions from the employees of 1 to 10 percent of their salary. The Company will match the employee's pension contribution for the first 6 percent contributed by the employee up to a maximum of $400. Contributions to the profit sharing plan are at the discretion of the Board of Directors. The Company's matching pension plan contributions for the year ended December 31, 1996 were $24,270. No profit sharing contribution was made during 1996.

NOTE 8--LONG-TERM DEBT--FUTURE COMMITMENTS

    The following is a schedule of principal payments required to retire future commitments of long-term debt for each of the years subsequent to December 31, 1996:

                                                              NOTES PAYABLE
                                           OBLIGATIONS UNDER        TO
                                            CAPITAL LEASES     SHAREHOLDERS
                                           -----------------  --------------

1997....................................       $      93,629   $          --
1998....................................              73,388         112,500
1999....................................              21,319              --
2000....................................               4,448          34,000
2001....................................                 371              --
Later...................................                  --          50,000
                                               --------------  -------------

Total minimum payments..................             193,155         196,500

Less amount representing interest.......             (43,316)             --
                                               --------------  -------------

Present value of minimum payments.......       $     149,839   $     196,500
                                               --------------  --------------
                                               --------------  --------------

NOTE 9--LEASE COMMITMENTS

    The Company leases a warehouse in Aurora, Illinois under a noncancelable operating lease which expires on December 31, 2002. This lease requires fixed monthly payments ranging from $18,750 during 1997 to $21,750 during 2002.

    The Company leases various vehicles and equipment under noncancelable operating leases which expire in various months from January 1997 through December 2002. These leases require aggregate total fixed monthly payments ranging from $8,411 to $15,894 during the fiscal year ending December 31, 1997.

    Future minimum lease payments required under all noncancelable operating leases having terms in excess of one year are as follows at December 31, 1996:

1997................................................. $  363,315
1998.................................................    290,246
1999.................................................    279,438
2000.................................................    270,624
2001.................................................    274,309
Later years..........................................    272,364
                                                      ----------
Total...............................................  $1,750,296
                                                      ----------
                                                      ----------

    The total annual future lease payments on the Aurora warehouse have not been reduced by the fixed annual noncancelable sublease payments. These annual sublease payments range from $127,670 during 1997 to $143,943 during 2002.

    Total rental expense for the year ended December 31, 1996 was $441,422.

    The Company leases space in its Peoria warehouse to two tenants under noncancelable lease agreements which expire December 31, 1997 and August 31, 1999, respectively. These lease agreements will provide monthly lease receipts of $4,996 and $2,479, respectively, throughout the term of the lease.

NOTE 10--CASH FLOW DISCLOSURES

    Supplemental disclosures for the statements of cash flows are listed below for the year ended December 31.

                                                                   1996
                                                                ----------

Cash paid during the year for:
   Interest expense...........................................  $  277,333
   Income taxes...............................................        --

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

    Noncash investing and financing activities not reflected on the statements of cash flows include the acquisition of property and equipment financed by related capital lease obligations. Purchases of property and equipment, as reflected on the statements of cash flows, consist of the following elements:

                                                               1996
                                                          --------------

Total cost of property and equipment acquired             $       61,084
Capital lease obligations incurred to finance
  equipment acquisitions                                          17,942
                                                          ---------------

Cash payments for purchases of property and equipment     $       43,142
                                                          ===============

NOTE 11--GOING CONCERN

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuance of the Company as a going concern. The Company has sustained substantial operating losses five out of the last six years. Wahlfeld Manufacturing Company's pretax loss for the year ended December 31, 1996 was $594,308. These factors indicate that the Company may be unable to continue in existence. The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 12--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist principally of cash and cash equivalents, trade receivables and payables, and short-term notes payable. There are no significant differences between the carrying value and fair value of any of these financial instruments.

NOTE 13--SALE OF BUSINESS (UNAUDITED)

    On July 25, 1997, pursuant to an asset purchase agreement dated July 15, 1997, the Company sold certain assets to Morgan Products, Ltd. for approximately $4.6 million, subject to certain purchase price adjustments.


This information is an integral part of the accompanying financial statements.

                                                                      Appendix B



                  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following sets forth the Unaudited Pro Forma Combined Statement of Operations and the Unaudited Pro Forma Combined Balance Sheet for Morgan Products Ltd. (the "Company"), in each case giving effect to the acquisition of Wahlfeld Manufacturing Company ("Wahlfeld Acquisition") described in Note 1 hereto as if such acquisition had been consummated as of January 1, 1996 (in the case of the Unaudited Pro Forma Combined Statements of Operations) and on July 5, 1997 (in the case of the Unaudited Pro Forma Combined Balance Sheet). The Unaudited Pro Forma Combined Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the acquisition assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

    The Wahlfeld Acquisition will be accounted for by the Company as a purchase whereby the basis of accounting for Wahlfeld's assets will be based upon their fair values at the date of the Wahlfeld Acquisition. Pro forma adjustments, including the preliminary purchase price allocation resulting from the Wahlfeld Acquisition as described in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Statements, represent the Company's initial determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Company considers reasonable under the circumstances. Final amounts may differ from those set forth herein.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA               PRO FORMA
                                                MORGAN      WAHLFELD       ADJUSTMENTS               COMBINED
                                              ----------  ------------  -----------------            ---------
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $  373,345   $   22,664       $      --               $ 396,009
Cost of goods sold..........................     317,917       18,181             883   (2)           336,981
                                              ----------  ------------         ------               ---------
Gross profit................................      55,428        4,483            (883)                 59,028
                                              ----------  ------------         ------               ---------
Operating expenses:
Sales and marketing.........................      35,687        3,455               0                  39,142
General and administrative..................      11,793        1,514              35   (3)            13,342
Provision for restructuring.................       4,712            0               0                   4,712
                                              ----------  ------------         ------               ---------
                                                  52,192        4,969              35                  57,196
                                              ----------  ------------         ------               ---------
Operating income (loss).....................       3,236         (486)           (918)                  1,832
                                              ----------  ------------         ------               ---------
Other (expense) income:
Interest....................................      (3,485)        (263)           (128)  (4)            (3,876)
Other.......................................         220          155            (151)  (5)               224
                                              ----------  ------------         ------               ---------
                                                  (3,265)        (108)           (279)                 (3,652)
                                              ----------  ------------         ------               ---------
Income (loss) before income taxes...........         (29)        (594)         (1,197)                 (1,820)
Provision (benefit) for income taxes........        (327)         329            (329)  (6)              (327)
                                              ----------  ------------         ------               ---------
Net income (loss)...........................  $      298   $     (923)      $    (868)              $  (1,493)
                                              ----------  ------------         ------               ---------
                                              ----------  ------------         ------               ---------
Income (loss) per share.....................  $     0.03                                            $   (0.17)
                                              ----------                                            ---------
                                              ----------                                            ---------
Weighted average common shares and common
  equivalent shares outstanding.............       8,830                                                8,830
                                              ----------                                            ---------
                                              ----------                                            ---------

     See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JULY 5, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA             PRO FORMA
                                                MORGAN      WAHLFELD       ADJUSTMENTS            COMBINED
                                              ----------  -------------  ---------------        -------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $  202,606    $   8,539       $  --               $   211,145
Cost of goods sold..........................     170,140        7,085             116   (2)         177,341
                                              ----------       ------         -------             ---------
Gross profit................................      32,466        1,454            (116)               33,804
                                              ----------       ------         -------             ---------
Operating expenses:
Sales and marketing.........................      20,999        1,559               0                22,558
General and administrative..................       6,959          760              17   (3)           7,736
Provision for restructuring.................       4,713            0               0                 4,713
Provision for reorganization................       1,117            0               0                 1,117
                                              ----------       ------         -------             ---------
                                                  33,788        2,319              17                36,124
                                              ----------       ------         -------             ---------
Operating income (loss).....................      (1,322)        (865)           (133)               (2,320)
                                              ----------       ------         -------             ---------
Other (expense) income:
Interest....................................      (2,571)        (131)            (65)  (4)          (2,767)
Other.......................................          92          127            (111)  (5)             108
                                              ----------       ------         -------             ---------
                                                  (2,479)          (4)           (176)               (2,659)
                                              ----------       ------         -------             ---------
Income (loss) before income taxes...........      (3,801)        (869)           (309)               (4,979)
Provision (benefit) for income taxes........          60            0               0                    60
                                              ----------       ------         -------             ---------
Net income (loss)...........................  $   (3,861)   $    (869)      $    (309)            $  (5,039)
                                              ----------       ------         -------             ---------
                                              ----------       ------         -------             ---------
Income (loss) per share.....................  $    (0.38)                                         $   (0.49)
                                              ----------                                          ---------
                                              ----------                                          ---------
Weighted average common shares and common
  equivalent shares outstanding.............      10,209                                             10,209
                                              ----------                                          ---------
                                              ----------                                          ---------

     See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JULY 5, 1997
                                 (IN THOUSANDS)

                                                                             PRO FORMA             PRO FORMA
                                                 MORGAN      WAHLFELD       ADJUSTMENTS            COMBINED
                                               ----------  -------------  ---------------        -------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents....................  $    1,512    $     131       $    (131)  (1)     $       1,512
Accounts receivable, net.....................      40,582        1,719               0                  42,301
Inventories..................................      69,765          603           1,555   (1)            71,923
Other current assets.........................       1,378           53             (53)  (1)             1,378
                                               ----------       ------         -------           -------------
Total current assets.........................     113,237        2,506           1,371                 117,114
                                               ----------       ------         -------           -------------
PROPERTY, PLANT & EQUIPMENT, net.............      23,566        1,196            (918)  (1)            23,844
OTHER ASSETS.................................      11,020           17             574   (7)            11,611
                                               ----------       ------         -------           -------------
TOTAL ASSETS.................................  $  147,823    $   3,719       $   1,027           $     152,569
                                               ----------       ------         -------           -------------
                                               ----------       ------         -------           -------------
LIABILITIES & STOCKHOLDERS' EQUITY
Short-term debt..............................  $      247    $   2,476       $  (2,476)  (1)     $         247
Current maturities of long-term debt.........       1,296           73             (73)  (1)             1,296
Accounts payable.............................      15,138        1,083          (1,083)  (1)            15,138
Other current liabilities....................       8,025          330            (330)  (1)             8,025
                                               ----------       ------         -------           -------------
Total current liabilities....................      24,706        3,962          (3,962)                 24,706
                                               ----------       ------         -------           -------------
LONG-TERM DEBT...............................      63,720          255           4,491   (8)            68,466
STOCKHOLDERS' EQUITY
Common stock.................................       1,035          400            (400)                  1,035
Paid-in capital..............................      43,376            0               0                  43,376
Retained earnings............................      15,066         (898)            898                  15,066
                                               ----------       ------         -------           -------------
                                                   59,477         (498)            498                  59,477
Treasury stock...............................         (48)           0               0                     (48)
Unamoritzed value of restricted stock........         (32)           0               0                     (32)
                                               ----------       ------         -------           -------------
TOTAL STOCKHOLDERS' EQUITY...................      59,397         (498)            498  (1)             59,397
                                               ----------       ------         -------           -------------
                                               ----------       ------         -------           -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY.....  $  147,823    $   3,719       $   1,027           $     152,569
                                               ----------       ------         -------           -------------
                                               ----------       ------         -------           -------------

     See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                (DOLLARS IN THOUSANDS)

1. The Company's Unaudited Pro Forma Combined Financial Statements assume the Wahlfeld Acquisition occurred (1) as of January 1, 1996 for purposes of the Unaudited Pro Forma Combined Statements of Operations and (2) on July 5, 1997 for purposes of the Unaudited Pro Forma Combined Balance Sheet.

    Under the terms of the Asset Purchase Agreement, certain assets of Wahlfeld were excluded and certain liabilities were not assumed. Accordingly, the pro forma adjustments reflect decreases in cash ($131), other current assets ($53), property, plant and equipment ($918), other assets ($17), short term debt ($2,476), accounts payable ($1,083), other current liabilities ($330), long term debt ($328), along with a corresponding increase to Wahlfeld stockholders' equity ($3,098).

    The Wahlfeld Acquisition was financed through borrowings of $4,596 under the Company's existing credit facility less a purchase price adjustment related to the change in purchased assets and assumed liabilities from the pre-closing schedules to the closing schedules, estimated to be $80.

    The excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation is assumed to be as follows:

    Pro forma purchase price --
    Fixed amount stated in Asset Purchase Agreement.................... $ 4,596
    Variable amount related to assumed purchase price adjustment.......     (80)
    Acquisition costs..................................................     150
                                                                        -------
         Total pro forma purchase price................................   4,666
                                                                        -------

    Pro forma historical net book value of assets acquired--
    Book value per historical financial statements.....................    (498)
    Net liabilities excluded as described above........................   3,098
                                                                        -------
       Total pro forma historical net book value of assets acquired....   2,600
                                                                        -------

    Excess of purchase price over net book value of assets acquired....   2,066
    Allocated to:
       Inventories.....................................................  (1,555)
       Intangible assets...............................................     (50)
                                                                        -------

         Remaining excess of cost over fair value of
              net assets acquired (goodwill)........................... $   461
                                                                        -------
                                                                        -------

    The foregoing preliminary purchase price allocation is based on available information and certain assumptions the Company considers reasonable. The preliminary purchase price allocation included an allocation to intangible assets for the noncompetition agreement. The final purchase price allocation will be based upon a determination of the fair value of the net assets acquired at the date of the Wahlfeld Acquisition. The final purchase price allocation may differ from the preliminary allocation.


2. The Company has elected the FIFO inventory method for the costing of inventory; as such the LIFO effect on cost of goods sold of $883 and $116 for the year ended December 31, 1996 and the six months ended July 5, 1997, respectively, was eliminated.

3. The pro forma adjustment to reflect the effect of the preliminary purchase price allocation on general and administrative expense assumes:

                                                 Year Ended     Six Months Ended
                                              December 31, 1996   July 5, 1997
                                              ----------------- ----------------
    General and administrative expenses --
      Amortization of amounts allocated
      to intangible assets over three years        $    17           $    8
      Amortization of goodwill over 25 years            18                9
                                              ----------------- ----------------
                                                   $    35          $    17
                                              ----------------- ----------------
                                              ----------------- ----------------

4.  The pro forma adjustment to interest expense assumes:

                                                 Year Ended     Six Months Ended
                                              December 31, 1996   July 5, 1997
                                              ----------------- ----------------
    Eliminate interest incurred on
      Walhfeld debt excluded in the Asset
      Purchase Agreement                             (263)             (131)
    Additional interest expense related to
      $4,666 of additional borrowings under
      the Company's credit facility                   391               196
                                              ----------------- ----------------
                                                 $    128           $    65
                                              ----------------- ----------------
                                              ----------------- ----------------

    Interest expense is calculated assuming a rate of 8.39% at the date of the Wahlfeld Acquisition. A 1/8 percent increase (or decrease) in such rate would increase (or decrease) annual interest expense by $6.

5. Eliminate rental income and expense for excluded assets in the Asset Purchase Agreement of $151 and $111 for the year ended December 31, 1996 and the six months ended July 5, 1997, respectively.

6. The provision for income taxes recorded for the year ended December 31, 1996 of $328 primarily relates to the establishment of a valuation allowance against deferred tax assets. As the Company did not assume the related assets, no valuation allowance would be required. Due to the uncertainty of future taxable income, no tax benefit is recorded for the pre-tax losses for the six months ended July 5, 1997.

7.  The pro forma adjustment to other assets assumes:

    Eliminate excluded assets in the Asset Purchase Agree              $    (17)
    Record certain intangible assets                                         50
    Record purchase price adjustment                                         80
    Record goodwill related to the Wahlfeld Acquisition                     461
                                                                       --------
                                                                       $    574
                                                                       --------
                                                                       --------

8.  The pro forma adjustment to long-term debt assumes:

    Record net additional borrowings under
     the Company's credit facility:
       Eliminate excluded liabilities in
         the Asset Purchase Agreement                                $    (255)
         Cash purchase price to seller                                   4,596
         Acquisition costs                                                 150
                                                                      --------
                                                                     $   4,491
                                                                      --------
                                                                      --------